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                                                                    EXHIBIT 11.1

                  COMPUTATION OF NET LOSS PER SHARE

    Basic and diluted net loss per share information for all periods is presented under the requirements of FASB Statement No. 128, "Earnings per Share." Basic loss per share has been computed using the weighted average number of common shares outstanding during the period, less shares that may be repurchased and excludes any anti-dilutive effects of options, warrants and convertible securities. Potentially dilutive issuances have also been excluded from computation of diluted net loss per share as their inclusion would be anti-dilutive.

    The calculation of historical basic and diluted net loss per share is as follows (in thousands, except per share amounts):

                                                THREE MONTHS ENDED      NINE MONTHS ENDED
                                                   SEPTEMBER 30,          SEPTEMBER 30,
                                              --------------------   ---------------------
                                                2000        1999        2000       1999
                                              --------------------   ---------------------
Net loss .................................   $(20,582)   $ (6,679)   $(45,650)   $(15,746)
Accretion and dividend on redeemable
  convertible preferred stock ............       (135)    (13,691)       (213)    (17,462)
                                             --------    --------    --------    --------
Net Loss applicable to common stockholders   $(20,717)   $(20,370)   $(45,863)   $(33,208)
                                             --------    --------    --------    --------
                                             --------    --------    --------    --------
Weighted average shares of common stock
  outstanding ............................     45,170      14,627      44,396      14,418
Less: Weighted average shares subject to
  repurchase .............................     (1,405)       (997)     (1,405)       (828)
                                             --------    --------    --------    --------
Weighted average shares of common stock
  outstanding used in computing basic and
  diluted net loss per share .............     43,765      13,630      42,991      13,590
                                             --------    --------    --------    --------
                                             --------    --------    --------    --------
  Basic and diluted net loss per share ...   $  (0.47)   $  (1.49)   $  (1.07)   $  (2.44)
                                             --------    --------    --------    --------
                                             --------    --------    --------    --------